CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of the Investment Managers Series Trust Post-Effective Amendment No. 71 to the Registration Statement Under the Securities Act of 1933 and Amendment No. 75 to the Registration Statement Under the Investment Company Act of 1940 on Form N-1A of our report dated February 25, 2009, relating to the financial statements and financial highlights of the W.P. Stewart & Co. Growth Fund, Inc. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, as well as in the October 19, 2009 Amendment to the Prospectus.

Anchin, Block & Anchin LLP

October 16, 2009